                                                                    Exhibit 99.1

[ANALOG DEVICES LOGO]

                                                       FOR RELEASE: MAY 14, 2003
                                                                   4:00 P.M. EST


            ANALOG DEVICES REPORTS INCREASED REVENUE AND PROFITS FOR
                       SECOND QUARTER OF FISCAL YEAR 2003

Norwood, MA -- Analog Devices (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenues of $502 million and net income of $71.3 million for the second quarter of fiscal 2003, which ended May 3. Revenues increased 21% from the second quarter of fiscal 2002. Revenues increased 7% and net income increased 19% from the first quarter of fiscal 2003. Net income was $71.3 million for the second quarter of fiscal 2003, an increase of 19% sequentially. The quarter's diluted earnings per share (EPS) under generally accepted accounting principles (GAAP) increased to $0.19, up from $0.04 in the same period a year ago and $0.16 in the first quarter of fiscal 2003.

Operating income increased sequentially to 17.6% of sales in the second quarter of fiscal 2003, up from 15.8% in the previous quarter. Gross margins increased sequentially to 54.5% of sales, while inventories declined sequentially and days cost in inventory declined to 117 days from 125 days last quarter. Accounts receivable days sales outstanding declined to 44 days from 45 days last quarter. In the second quarter of fiscal 2003, cash balances increased by $102 million after spending $14 million on capital equipment. Cash and short-term investment balances at the end of the second quarter of fiscal 2003 totaled $3.1 billion.

"Both revenue and earnings were above the high end of estimates we provided on February 13, 2003, primarily as a result of stronger sales of analog products and continued strength in sales of DSP products," said Jerald G. Fishman, president and CEO. "Analog product revenues grew 7% sequentially and accounted for approximately 78% of revenues, and DSP products grew 8% sequentially and accounted for approximately 22% of revenues."

"Growth this quarter was broad based with sales increasing across virtually all applications, across OEM and distributor channel customers and across all geographic regions," continued Mr. Fishman.

"In the second quarter, orders for shipment in the next 13 weeks grew by approximately 16% from first quarter fiscal 2003 levels. Orders from both OEM customers and distributors grew sequentially and the book to bill ratio was well above one for the second quarter. Orders end customers placed with our distributors also grew sequentially and our distributors' book to bill ratio was above one."

Regarding the near-term outlook, Mr. Fishman said, "We are planning for revenues to grow 3-5% sequentially during the third quarter. In addition, we are planning for gross margin to increase slightly. Operating expenses will increase slightly due to salary increases for a portion of the employee population. As a result, GAAP diluted EPS are estimated at $0.20 to $0.21 for the third quarter of fiscal 2003."

Mr. Fishman will discuss the second quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 8963774 or by visiting the Investor Relations page on ADI's web site.

Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,600 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines and the United Kingdom. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

--------------------------------------------------------------------------------

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including our statements regarding planned revenues, earnings and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, the impact of severe acute respiratory syndrome, or SARS, on our operations and markets, our ability to hire engineers and other qualified employees needed to meet the expected demands of our largest customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations and other risk factors described in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 1, 2003, as filed with the Securities and Exchange Commission.

CONTACT: Maria Tagliaferro, Director of Corporate Communications at Analog Devices, 781-461-3282, or investor.relations@analog.com
                          -----------------------------

      ANALOG DEVICES SUPPLEMENTAL INFORMATION, SECOND QUARTER, FISCAL 2003

                             SALES/EARNINGS SUMMARY
              (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                             2Q 03                1Q 03            2Q 02
----------------------------------------------------------------------------------------
  Three Months Ended                   May 3, 2003     February 1, 2003      May 4, 2002
----------------------------------------------------------------------------------------

Net Sales                               $ 501,883          $ 467,423          $ 413,368
   Y/Y Growth                                  21%                19%               -31%
   Q/Q Growth                                   7%                 3%                 5%
Cost of Sales                             228,423            214,286            192,537
Gross Margin                              273,460            253,137            220,831
   Percent of Sales                          54.5%              54.2%              53.4%
----------------------------------------------------------------------------------------
Operating Expenses:
   R&D                                    110,827            107,112             99,763
   Selling, Marketing and G&A              71,509             69,315             62,354
   Acquisition-related expenses*            2,658              2,849             17,292
   Restructuring Costs                         --                 --             25,450
   Investment Impairment                       --                 --              1,800
----------------------------------------------------------------------------------------
Operating Income                           88,466             73,861             14,172
Other (Income) Expense                     (2,952)            (3,052)            (5,864)
----------------------------------------------------------------------------------------
Income Before Tax                          91,418             76,913             20,036
Provision for Taxes                        20,112             16,921              5,610
   Tax Rate                                    22%                22%                28%
----------------------------------------------------------------------------------------
Net Income                              $  71,306          $  59,992          $  14,426
----------------------------------------------------------------------------------------

Shares used for EPS - Basic               364,267            363,138            364,545
Shares used for EPS - Diluted             379,163            378,197            383,455

Earnings per Share - Basic              $    0.20          $    0.17          $    0.04
Earnings per Share - Diluted            $    0.19          $    0.16          $    0.04
----------------------------------------------------------------------------------------

  Six Months Ended                              May 3, 2003        May 4, 2002
----------------------------------------------------------------------------------------

Net Sales                                         $ 969,306          $ 806,342
   Y/Y Growth                                            20%               -41%
Cost of Sales                                       442,709            381,714
Gross Margin                                        526,597            424,628
   Percent of Sales                                    54.3%              52.7%
----------------------------------------------------------------------------------------
Operating Expenses:
   R&D                                              217,939            198,213
   Selling, Marketing and G&A                       140,824            120,712
   Acquisition-related expenses*                      5,507             37,656
   Restructuring Costs                                   --             25,450
   Investment Impairment                                 --              1,800
----------------------------------------------------------------------------------------
Operating Income                                    162,327             40,797
Other (Income) Expense                               (6,004)           (13,531)
----------------------------------------------------------------------------------------
Income Before Tax                                   168,331             54,328
Provision for Taxes                                  37,033             15,212
   Tax Rate                                              22%                28%
----------------------------------------------------------------------------------------
Net Income                                        $ 131,298          $  39,116
----------------------------------------------------------------------------------------

Shares used for EPS - Basic                         363,703            363,846
Shares used for EPS - Diluted                       378,680            383,463

Earnings per Share - Basic                        $    0.36          $    0.11
Earnings per Share - Diluted                      $    0.35          $    0.10
----------------------------------------------------------------------------------------


* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.

      ANALOG DEVICES SUPPLEMENTAL INFORMATION, SECOND QUARTER, FISCAL 2003

                       SELECTED BALANCE SHEET INFORMATION
                            (IN THOUSANDS OF DOLLARS)


                                                      2Q 03                1Q 03          2Q 02
-----------------------------------------------------------------------------------------------
                                                May 3, 2003     February 1, 2003    May 4, 2002
-----------------------------------------------------------------------------------------------

Cash & Short-term Investments                    $3,101,483        $2,999,732        $2,908,964
Accounts Receivable, Net                            242,767           231,422           221,524
Inventories                                         293,487           294,478           253,151
Other Current Assets                                194,150           185,433           182,596
-----------------------------------------------------------------------------------------------
  Total Current Assets                            3,831,887         3,711,065         3,566,235
PP&E, Net                                           726,533           754,571           845,683
Investments                                         286,119           276,595           275,516
Intangible Assets                                   173,328           173,985           203,455
Other                                               117,446           116,086            61,877
-----------------------------------------------------------------------------------------------
Total Assets                                     $5,135,313        $5,032,302        $4,952,766
-----------------------------------------------------------------------------------------------

Current Liabilities                              $  367,492        $  360,611        $  418,046
Deferred income-shipments to distributors           108,980           106,686           105,614
Long-term Debt                                    1,279,027         1,275,269         1,191,199
Non-Current Lease Obligations                           237               247             2,592
Non-Current Liabilities                             323,692           316,424           326,367
Stockholders' Equity                              3,055,885         2,973,065         2,908,948
-----------------------------------------------------------------------------------------------
Total Liabilities & Equity                       $5,135,313        $5,032,302        $4,952,766
-----------------------------------------------------------------------------------------------


                CAPITAL EXPENDITURES, DEPRECIATION & AMORTIZATION
                            (IN THOUSANDS OF DOLLARS)

                                                     2Q 03                 1Q 03          2Q 02
-----------------------------------------------------------------------------------------------
  THREE MONTHS ENDED                           May 3, 2003      February 1, 2003    May 4, 2002
-----------------------------------------------------------------------------------------------

Capital Expenditures                             $ 14,348            $ 14,953          $ 15,679
Depreciation                                     $ 42,503            $ 41,539          $ 44,718
Amortization of Goodwill & Intangibles*          $    656            $    652          $ 14,234


  SIX MONTHS ENDED                             May 3, 2003          May 4, 2002
-------------------------------------------------------------------------------
Capital Expenditures                             $ 29,301            $ 27,198
Depreciation                                     $ 84,042            $ 87,215
Amortization of Goodwill & Intangibles*          $  1,308            $ 28,339



* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.